Exhibit 10.1

July 21, 2023

BlueRiver Acquisition Corp.

250 West Nottingham Drive, Suite 400

San Antonio, Texas 78209

Spinal Stabilization Technologies, LLC

P.O. Box 90622

San Antonio, TX 78209

Attention: Mark Novotny

Ladies and Gentlemen:

Re: Sponsor Letter Agreement

Reference is made to that certain Agreement and Plan of Merger, dated July 21, 2023 (as such agreement may be amended from time to time, the “Merger Agreement”), by and among BlueRiver Acquisition Corp., a Cayman Islands exempted company (“BlueRiver”), BLUA Merger Sub LLC, a Texas limited liability company and a wholly owned direct Subsidiary of BlueRiver (“Merger Sub”), and Spinal Stabilization Technologies, LLC, a Texas limited liability company (the “Company”). Any capitalized term used but not defined herein will have the meanings ascribed thereto in the Merger Agreement.

BlueRiver Ventures, LLC, a Cayman Islands limited liability company (“Sponsor”) is the record and beneficial owner of 6,885,000 BlueRiver Class B ordinary shares and 800,000 Class A BlueRiver Class A ordinary shares (collectively, including the shares of Surviving Pubco Class A Common Stock into which such shares are converted as a result of the Domestication and the consummation of the transactions contemplated by the Merger Agreement, the “Founder Shares”).

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of BlueRiver, the Sponsor and the Company hereby agree as follows (this “Sponsor Support Agreement”):

1.	Redemption and Voting.

a.	The Sponsor agrees that the Sponsor shall not redeem any Founder Shares owned by it in connection with shareholder approval of the transactions contemplated by the Merger Agreement or otherwise (the “Proposed Transaction”).

b.	Prior to the earlier of (x) date on which this Agreement is terminated in accordance with its terms and (y) the Closing (the “Voting Period”), at each meeting of the holders of BlueRiver Ordinary Shares (the “BlueRiver Shareholders”), and in each written consent or resolutions of any of the BlueRiver Shareholders in which the Sponsor is entitled to vote or consent, and the Sponsor hereby unconditionally and irrevocably agrees to be present for such meeting and vote (in person or by proxy), or consent to any action by written consent or resolution with respect to, as applicable, the Founder Shares or other equity interests of BlueRiver over which the Sponsor has voting power (i) in favor of, and to adopt, the Merger Agreement, the Ancillary Agreements and the transactions contemplated thereby, (ii) in favor of the other matters set forth in the Merger Agreement to the extent required for BlueRiver to carry out its obligations thereunder, and (iii) in opposition to: (A) any Acquisition Transaction and any and all other proposals (1) that could reasonably be expected to delay or impair the ability of BlueRiver to consummate the transactions contemplated by the Merger Agreement or any Ancillary Agreement or (2) which are in competition with or materially inconsistent with the Merger Agreement or any Ancillary Agreement or (B) any other action or proposal involving BlueRiver or any of its Subsidiaries that is intended, or would reasonably be expected, to prevent, impede, interfere with, delay, postpone or adversely affect in any material respect the transactions contemplated by the Merger Agreement or any Ancillary Agreement or would reasonably be expected to result in any of the conditions to BlueRiver’s obligations under the Merger Agreement not being fulfilled.

c.	Sponsor agrees not to deposit, and to cause its Affiliates not to deposit, any Founder Shares in a voting trust or subject any Founder Shares to any arrangement or agreement with respect to the voting of such Founder Shares, unless specifically requested to do so by the Company and BlueRiver in connection with the Merger Agreement, the Ancillary Agreements or the transactions contemplated thereby.

d.	Sponsor agrees, except as contemplated by the Merger Agreement or any Ancillary Agreement, not to make, or in any manner participate in, directly or indirectly, a “solicitation” of “proxies” or consents (as such terms are used in the rules of the SEC) or powers of attorney or similar rights to vote, or seek to advise or influence any Person with respect to the voting of, any equity interests of BlueRiver in connection with any vote or other action with respect to transactions contemplated by the Merger Agreement or any Ancillary Agreement, other than to recommend that the BlueRiver Shareholders vote in favor of the adoption of the Merger Agreement, the Ancillary Agreements and the transactions contemplated thereby (and any actions required in furtherance thereof and otherwise as expressly provided in this Section 1).

e.	Sponsor agrees that during the Voting Period it shall not, without BlueRiver’s and the Company’s prior written consent, (i) make or attempt to make any transfer that would not be permitted pursuant to Section 5(a) of that certain Letter Agreement, dated January 28, 2021, by and between Sponsor and BlueRiver, except to an Affiliate who signs a joinder to this Agreement in a form reasonably acceptable to BlueRiver and the Company agreeing to be bound by this Section 1; (ii) grant any proxies or powers of attorney with respect to any or all of the Founder Shares; or (iii) take any action with the intent to prevent, impede, interfere with or adversely affect Sponsor’s ability to perform its obligations under this Section 1.

f.	In the event of any equity dividend or distribution, or any change in the equity interests of BlueRiver by reason of any equity dividend or distribution, equity split, recapitalization, combination, conversion, exchange of equity interests or the like, the term “Founder Shares” shall be deemed to refer to and include the Founder Shares as well as all such equity dividends and distributions and any securities into which or for which any or all of the Founder Shares may be changed or exchanged or which are received in such transaction.

g.	During the Voting Period, Sponsor agrees to provide to BlueRiver, the Company and their respective Representatives any information regarding Sponsor or the Founder Shares that is reasonably requested by BlueRiver, the Company or their respective Representatives and required in order for the Company and BlueRiver to comply with Sections 9.03, 9.04 and 9.07 of the Merger Agreement. To the extent required by applicable Law, Sponsor hereby authorizes the Company and BlueRiver to publish and disclose in any announcement or disclosure required by the SEC, NYSE American or the Registration Statement (including all documents and schedules filed with the SEC in connection with the foregoing), Sponsor’s identity and ownership of Founder Shares and the nature of Sponsor’s commitments and agreements under this Agreement, the Merger Agreement and any other Ancillary Agreements; provided that such disclosure is made in compliance with the provisions of the Merger Agreement.

2.            Lockup. Sponsor agrees that 25% of the shares of Surviving Pubco Class A Common Stock held by Sponsor immediately following the Domestication (after giving effect to the transfer of any such shares by the Sponsor to third parties pursuant to any non-redemption or similar agreements entered into by the Sponsor prior to the Closing) into which the BlueRiver Class B ordinary shares held by Sponsor immediately prior to the Domestication shall be deemed to be “Deferred Founder Shares”. Except as otherwise set forth in this Agreement, the Sponsor agrees that it shall not Transfer any Deferred Founder Shares if and until such time (collectively, the “Deferred Founder Shares Lock-up Period”), in any case on or before the sixth (6th) anniversary of the Closing, that the volume weighted average sale price of one share of Surviving Pubco Class A Common Stock equals or exceeds $12.50 per share (as equitably adjusted for stock splits, stock dividends, special cash dividends, reorganizations, combinations, recapitalizations and similar transactions affecting the Surviving Pubco Class A Common Stock) for any twenty (20) trading days within any thirty (30) consecutive trading day period occurring after the date of this Agreement.

3.            Legends. The certificates evidencing the Deferred Founder Shares shall be stamped or otherwise imprinted with a legend in substantially the following form:

THE SECURITIES EVIDENCED HEREIN ARE SUBJECT TO RESTRICTIONS ON TRANSFER AND CERTAIN OTHER AGREEMENTS, SET FORTH IN THE SPONSOR SUPPORT AGREEMENT, DATED AS OF JULY 21, 2023, BY AND AMONG THE HOLDER HEREOF AND THE OTHER PARTIES THERETO.

4.            Permitted Transferees. Notwithstanding the provisions set forth in Section 2, Sponsor may Transfer Deferred Founder Shares to (i) the Surviving Pubco’s officers or directors, (ii) any Affiliates or family members of the Surviving Pubco’s officers or directors, or (iii) any direct or indirect managers, officers, partners, members or equity holders of Sponsor, any Affiliates of Sponsor or any related investment funds or vehicles controlled or managed by such Persons or entities or their respective Affiliates; (iv) in the case of an individual, by gift to a member of the individual’s immediate family or to a trust, the beneficiary of which is a member of the individual’s immediate family or an Affiliate of such Person, or to a charitable organization; (v) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual; (vi) in the case of an individual, pursuant to a qualified domestic relations order; (vii) by virtue of Sponsor’s organizational documents upon dissolution or other liquidation of Sponsor; provided, that in connection with any transfer of such Deferred Founder Shares to a Permitted Transferee, the restrictions and obligations contained in Section 2 will continue to apply to such Deferred Founder Shares after any transfer of such Deferred Founder Shares and such Permitted Transferee shall execute and deliver to Surviving Pubco a joinder to this Agreement agreeing to be bound by the restrictions and obligations under Section 2. Each of the permitted transferees described in subclauses (i) through (vii) of the preceding sentence is referred to herein as a “Permitted Transferee”.

5.            Forfeiture of Founder Shares. In the event of the failure to achieve the trading price threshold set forth in Section 2 (the “Deferred Founder Shares Forfeiture”) on or prior to the completion of the applicable Deferred Founder Shares Lock-up Period, as set forth in such Section 2 above (the first Business Day following the end of such period, the “Forfeiture Date”), the Deferred Founder Shares, the release of the lockup of which is subject to the achievement of the applicable threshold, shall be forfeited and transferred to Surviving Pubco by the holder that Beneficially Owns such Deferred Founder Shares, without any consideration for such Transfer (“Forfeited Shares”). In event of a Deferred Founder Shares Forfeiture.

6.            Deferred Founder Share Early Release. One hundred percent (100%) of the Deferred Founder Shares which remain subject to the achievement of the trading price threshold in Section 2 (and which have not previously been forfeited pursuant to Section 5) shall no longer be subject to Transfer restrictions or forfeiture upon the first to occur of any of the following:

a.	if Surviving Pubco shall engage in a “going private” transaction pursuant to Rule 13e-3 under the Securities Exchange Act 1934, as amended (the “Exchange Act”) or otherwise cease to be subject to reporting obligations under Sections 13 or 15(d) of the Exchange Act;

b.	if Surviving Pubco Class A Shares shall cease to be listed on a national securities exchange;

c.	if any of the following shall occur:

i.	there is consummated a merger or consolidation of the Surviving Pubco with any other corporation or other entity, and, immediately after the consummation of such merger or consolidation, either (x) the Surviving Pubco board of directors immediately prior to the merger or consolidation does not constitute at least a majority of the board of directors of the company surviving the merger or, if the surviving company is a Subsidiary, the ultimate BlueRiver thereof, or (y) the voting securities of the Surviving Pubco immediately prior to such merger or consolidation do not continue to represent or are not converted into more than 50% of the combined voting power of the then outstanding voting securities of the Person resulting from such merger or consolidation or, if the surviving company is a Subsidiary, the ultimate BlueRiver thereof; or

ii.	the shareholders of the Surviving Pubco approve a plan of complete liquidation or dissolution of the Surviving Pubco or there is consummated an agreement or series of related agreements for the sale, lease or other disposition, directly or indirectly, by the Surviving Pubco of all or substantially all of the asset of Surviving Pubco and its Subsidiaries, taken as a whole, other than such sale or other disposition by the Surviving Pubco of all or substantially all of the assets of the Surviving Pubco and its Subsidiaries, taken as a whole, to an entity at least 50% of the combined voting power of the voting securities of which are owned by shareholders of the Surviving Pubco in substantially the same proportions as their ownership of the Surviving Pubco immediately prior to such sale; or

iii.	any Person or any group of Persons acting together which would constitute a “group” for purposes of Section 13(d) of the Exchange Act or any successor provisions thereto (excluding a corporation or other entity owned, directly or indirectly, by the stockholders of the Surviving Pubco in substantially the same proportions as their ownership of stock of the Surviving Pubco) is or becomes the Beneficial Owner, directly or indirectly, of securities of the Surviving Pubco representing more than 50% of the combined voting power of the Surviving Pubco’s then outstanding voting securities;

provided that, if the price per share that would be payable to such Deferred Founder Shares in connection with any of the foregoing transactions is less than the threshold set forth in Section 2, 100% of any such remaining Deferred Founder Shares shall be considered Forfeited Shares as of the effective time of the applicable foregoing transaction.

7.            Antidilution Waiver. Sponsor hereby waives and agrees not to exercise, assert or perfect (for itself, for its successors, heirs and assigns), to the fullest extent permitted by law, any adjustment to the Initial Conversion Ratio (as defined in Section 17 of the BlueRiver Governing Document) that may apply to the transactions contemplated by the Merger Agreement, and agrees not to exercise, assert or perfect, any anti-dilution protections with respect to the BlueRiver Class B ordinary shares in connection with the rate at which the BlueRiver Class B ordinary shares shall convert into shares of Surviving Pubco Class A Common Stock or otherwise in connection with the transactions contemplated by the Merger Agreement. For the avoidance of doubt, the foregoing waiver does not waive the Sponsor’s rights under Section 17.8 of the BlueRiver Governing Document, which provides that in no event may any BlueRiver Class B ordinary shares convert into shares of Surviving Pubco Class A Common Stock at a ratio that is less than one-for-one. The waiver specified in this Section 7 shall be applicable only in connection with this Agreement, the Merger Agreement and the transactions contemplated hereby and thereby and shall be void and of no force and effect if the Merger Agreement shall be terminated for any reason.

8.            As used herein, (a) “Beneficially Own” has the meaning ascribed to it in the Exchange Act; and (b) “Transfer” shall mean the (i) direct or indirect transfer, sale of, offer to sell, contract or any agreement to sell, hypothecate, pledge, encumber grant of any option to purchase or otherwise dispose of, either voluntarily or involuntarily, or any agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act and the rules and regulations of the SEC promulgated thereunder with respect to, any security, (ii) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (iii) public announcement of any intention to effect any transaction specified in clause (b)(i) (a)or (b)(ii).

9.            This Sponsor Support Agreement and the other agreements referenced herein constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersede all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby. Prior to the Closing, this Sponsor Support Agreement may not be changed, amended, modified or waived (other than to correct a typographical error) as to any particular provision, except by a written instrument executed by Sponsor BlueRiver and the Company, or after the Closing, Sponsor and Surviving Pubco, it being acknowledged and agreed that the Company’s execution of such an instrument will not be required after any valid termination of the Merger Agreement.

10.            No party hereto may, except as set forth herein, assign either this Sponsor Support Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other parties. Any purported assignment in violation of this Section shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Sponsor Support Agreement shall be binding on, and inure to the benefit of Sponsor, BlueRiver and the Company and their respective successors, heirs, personal representatives and assigns and permitted transferees.

11.            Any notice, consent or request to be given in connection with any of the terms or provisions of this Sponsor Support Agreement shall be in writing and shall be sent or given in accordance with the terms of Section 13.03 of the Merger Agreement to the applicable party at its principal place of business. Any notice to Sponsor shall be sent to the address set forth on the signature page hereto.

12.            This Sponsor Support Agreement shall terminate at such time, if any, as the Merger Agreement is terminated in accordance with its terms prior to the Closing. In the event of a valid termination of the Merger Agreement, this Sponsor Support Agreement shall be of no force and effect. No such termination or reversion shall relieve Sponsor, BlueRiver or the Company from any obligation accruing, or liability resulting from an intentional breach of this Sponsor Support Agreement occurring prior to such termination or reversion.

13.            Each of the parties hereto represents and warrants that (a) it has the power and authority, or capacity, as the case may be, to enter into this Sponsor Support Agreement and to carry out its obligations hereunder, (b) the execution and delivery of this Sponsor Support Agreement and the performance of its obligations hereunder have been duly and validly authorized by all corporate or limited liability company action on its part and (c) this Sponsor Support Agreement has been duly and validly executed and delivered by each of the parties hereto and constitutes, a legal, valid and binding obligation of each such party enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.

14.            Each of the parties hereto agrees to execute and deliver hereafter any further document, agreement or instrument of assignment, transfer or conveyance as may be necessary or desirable to effectuate the purposes hereof and as may be reasonably requested in writing by another party hereto.

15.            Sections 13.05, 13.07, 13.08 and 13.12 through 13.15 of the Merger Agreement shall apply mutatis mutandis to this Sponsor Support Agreement.

[signature page follows]

Sincerely,

BLUERIVER VENTURES, LLC

By:
Name:
Title:

Email:
Address:

[Signature Page to Sponsor Letter Agreement]

Acknowledged and Agreed:

BLUERIVER ACQUISITION CORP.

By:
Name:
Title:

[Signature Page to Sponsor Letter Agreement]

Acknowledged and Agreed:

SPINAL STABILIZATION TECHNOLOGIES, LLC

By:
Name:
Title:

[Signature Page to Sponsor Letter Agreement]